Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated April 18, 2016 (April 24, 2017 as to the effects discussed in Note 4) relating to the consolidated financial statements and financial statement schedules of Grupo Financiero Santander México, S.A.B. de C.V. appearing in the Annual Report on Form 20-F of Grupo Financiero Santander México, S.A.B. de C.V. for the year ended December 31, 2016, and to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Member of Deloitte Touche Tohmatsu Limited

/s/ Erika Regalado García

Erika Regalado García

Mexico City, Mexico

December 6, 2017